EXHIBIT 99.2

For Immediate Release:

Steinway Announces Appointment of New Directors

WALTHAM, MA - May 2, 2011 - Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, is pleased to announce the addition of Michael T. Sweeney, Edward Kim, and Don Kwon to its Board of Directors.

Michael Sweeney is Chairman of the Board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune. He is also a partner of the private equity firm Goldner Hawn Johnson & Morrison, where he once served as its Managing Partner. Prior to his career in private equity, Mr. Sweeney served as the president of Starbuck’s Coffee Company (UK) Ltd. He presently serves as a director of First Solar, Inc. Mr. Sweeney is a graduate of Swarthmore College.

Edward Kim is the founder, Chairman and Chief Executive Officer of New Pride Corporation, a global intermodal logistics services company. Under Mr. Kim’s direction, New Pride became the first United States based company listed on the KOSDAQ market of the Korea Exchange. He holds a degree in economics from the prestigious Seoul National University in Seoul, Korea.

Don Kwon is the Managing Partner at Michigan Venture Capital, a private equity firm based in Seoul, Korea. Mr. Kwon specializes in media & entertainment investments. He serves on the board of various portfolio companies serving the technology, online media, and retail consumer sectors. Prior to joining Michigan, Mr. Kwon worked for nearly a decade in investment banking. He holds an MBA from Boston College.

“All three of these gentlemen have extensive business backgrounds,” said Kyle Kirkland, Chairman of the Board of Steinway Musical Instruments, Inc. “We are extremely pleased to welcome them to Steinway’s board and look forward to their advice and insight.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com